Agreement

THIS AGREEMENT (this “Agreement”) is made and entered into as of July 30, 2013 (the “Effective Date”), by and among GLASSESOFF INC., a Nevada corporation (the “Company”), Cohen & Schaeffer P.C., (“CS”) and Steve Schaeffer (the “Consultant”).

RECITALS

WHEREAS, the Consultant is currently a principal of CS ; and

WHEREAS, the Company desires the expertise the Consultant can provide in connection with the certain accounting and financial areas; and

WHEREAS, the Consultant and CS desire to provide his services to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS

1.             Duration.

(a)               During the Agreement Period (as defined below), CS agrees to make the Consultant available as needed to act as a consultant to the Company and to provide the services set forth in Section 2 below. In accordance therewith, the Company offers to engage CS and the Consultant, and CS and the Consultant hereby accept such engagement, to provide services to the Company as a consultant for the period established under this Section 1. The Agreement Period commences on the Effective Date, and shall end on the date that is 12 months after the Effective Date. The Agreement Period may be extended for subsequent 12-month periods upon the written agreement of the Consultant, the Company and CS.

(b)               Notwithstanding anything contained herein to the contrary, the Agreement Period shall end upon any termination of this Agreement pursuant to Section 5.

2.             Services.

(a)               During the Agreement Period, CS and the Consultant shall provide the following services (collectively, the “Services”): the Consultant serving as the Company’s designated “Principal Financial Officer,” and “Chief Financial Officer,” creating and maintaining sound accounting policies and procedures, managing books and records, preparing and signing quarterly and annual financial statements, preparing and reviewing certain of the Company’s quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), including reviewing such financial statements and filings, as well as the Company’s financial and disclosure controls and procedures are in compliance with the Sarbanes-Oxley Act of 2002 as promulgated by the SEC. During the Agreement Period, the Consultant shall render such financial and accounting services to the Company and its subsidiaries as are consistent with the Consultant’s position as Principal Financial Officer as the Company’s Board of Directors may direct.

(b)               During the Agreement Period, the Consultant shall report to the President and shall devote his best efforts to providing the Services. The Consultant shall perform his duties, responsibilities and functions on behalf of the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its subsidiaries’ policies and procedures in all material respects. The Consultant understands and will comply with the fiduciary duties imposed upon him in his position of Principal Financial Officer and Chief Financial Officer of the Company.

3.             Compensation. In consideration for the Services to be provided under Section 2(a), the Company agrees to pay to CS during the Agreement Period a quarterly consulting fee (the “Consulting Payment”) of Twelve Thousand U.S. Dollars ($12,000.00), which quarterly Consulting Payment shall be payable within thirty (30) days following the end of each fiscal quarter following CS’s provision of an invoice. Except as otherwise provided in this Agreement, the Company shall not be required to compensate the Consultant separately in any manner.

4.             Expenses. If, in connection with the performance of services hereunder at the request of the Company, CS or the Consultant incurs reasonable out-of-pocket costs for expenses for travel or other reasonable expenses of a type for which other providers of professional services to the Company would be reimbursed by the Company, CS or the Consultant (as may be applicable) shall be entitled to reimbursement therefor by the Company in accordance with the reasonable standards and procedures established by the Company and communicated to the Consultant.

5.             Termination of Agreement. This Agreement and the Agreement Period established hereunder shall terminate immediately upon the occurrence of any of the following events: (i) CS or the Consultant’s material breach of the obligations under Section 2 and, if such breach is curable, CS or the Consultant’s subsequent failure to substantially cure such breach after notice of such breach within thirty (30) days; (ii) the Consultant’s or CS’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Company; and (iii) in the event of no material breach of CS or the Consultant’s obligations under Section 2 and subsequent failure to cure the same, the Company’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Consultant and CS. In the event of a termination of this Agreement in accordance with this Section 5, the Company shall have no further obligations hereunder other than with respect to the payment of any consulting fees and reimburseable expenses to which CS or the Consultant is entitled through the effective date of such termination. The provisions of Section 6 shall survive the termination of this Agreement.

6.             Confidential Information. CS and the Consultant shall maintain Confidential Information (as defined below) in strict confidence and secrecy and shall not at any time, directly or indirectly, use, publish, make lists of, communicate, divulge or disclose to any person or business entity or use for any purpose any Confidential Information or assist any third parties in doing so, except on behalf of and for the benefit of the Company. The Consultant agrees, upon demand by the Company, to promptly return all Confidential Information (including any copies, extracts thereof or materials reflecting any such information) which is in CS’s or the Consultant’s possession.

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For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, materials, records, data or trade secrets regarding the assets, condition, business, financial information, business affairs, business matters or other matters related to the Company and to its direct and indirect subsidiaries and affiliates which CS or the Consultant has knowledge of as a result of CS’s or the Consultant’s services for the Company. Confidential Information shall not include information that becomes generally available to the public other than as a result of disclosure by CS or the Consultant. Nothing in this Agreement modifies or reduces CS’s or the Consultant’s obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

7.             No Employment Relationship Created. The relationship between the Company, on the one hand, and CS and the Consultant, on the other hand, shall be that of client and independent contractor. The Company shall not assume, and specifically disclaims, any obligations of an employer to an employee which may exist under applicable law. CS and the Consultant shall each be treated as an independent contractor for all purposes of federal, state and local income taxes and payroll taxes and the Company shall report on the appropriate IRS Form 1099 all compensation paid to CS and the Consultant. CS shall be responsible for payment of all taxes, including federal, state and local taxes, arising out of CS’s or the Consultant’s activities in accordance with this Agreement, including by way of illustration, but not limitation, federal and state personal income tax and social security tax, all as may be required by applicable law or regulation. Subject to Section 2(b), CS and the Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. The Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company. The Consultant shall not be eligible to participate in any employee benefit plans offered by the Company or any of its subsidiaries to their respective employees.

8.             Successors and Assigns. This Agreement will inure to the benefit of and be binding upon CS and the Consultant, and the Company, and their respective successors and assigns, including, in the case of the Company, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred. CS and the Consultant may not assign any of the rights under this Agreement without the prior written consent of the Company. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.             Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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10.           Modification. This Agreement may only be amended by a written agreement executed by both parties.

11.            Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

If to the Company:	GLASSESOFF INC. 35 Jabotinski St. POB 126 Ramat Gan 52511, ISRAEL Attention: President
With a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 USA Attention: Robert L. Grossman, Esq.
If to the Consultant:	Steve Schaeffer Cohen & Schaeffer 420 Lexington Avenue Suite 2450 New York, NY 10170 USA
If to CS:	Cohen & Schaeffer 420 Lexington Avenue Suite 2450 New York, NY 10170 USA

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered (or, if delivery is refused by the recipient, upon such refusal); (y) if mailed in the manner provided in this Section, upon confirmed receipt or confirmed refusal of the recipient to accept delivery; or (z) if delivered by overnight express delivery service, upon confirmation of such delivery or upon a confirmed refusal of the recipient to accept such delivery.

12.          Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

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13.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Consultant hereby agrees that such scope may be judicially modified accordingly.

14.          Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

15.          Compliance with Internal Revenue Code Section 409A. To the extent applicable, this Agreement is intended to comply in all respects with Internal Revenue Code Section 409A.

16.          Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of New York applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws. The parties: (x) agree that any suit, action or legal proceeding relating to this Agreement may be brought in any federal court located in the State of New York, if federal jurisdiction is available, and, otherwise, in any local court located in the State of New York; (y) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (z) waive any objection which they may have to the laying of venue in any such suit, action or proceeding in either such court.

17.          Construction. The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, all as of the day and year first above written.

GLASSESOFF INC.	COHEN & SCHAEFFER
By: /s/ Nimrod Madar Nimrod Madar	By: /s/ Arthur Cohen
Its: Chief Executive Officer	Its: Vice President

STEVE SCHAEFFER
/s/ Steve Schaeffer

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